Exhibit 99.1

Carter Validus Mission Critical REIT, Inc. Sells Chicago Data Center
for $315,000,000

Tampa, FL – December 14, 2017 - Carter Validus Mission Critical REIT, Inc. (the “Company”) announced today that it sold an approximately 250,000 square foot data center located on approximately nineteen acres of land in the Chicago, Illinois metropolitan area (the “Chicago Data Center”), for $315,000,000 to an affiliate of Digital Realty Trust, LP (NYSE: “DLR”). The aggregate net book value of the Chicago Data Center as held on the Company’s balance sheet was approximately $227,329,000 as of September 30, 2017. The Company repaid approximately $105,079,000 in property level debt in conjunction with the sale of the Chicago Data Center.

“We are pleased with the price achieved in connection with selling the Chicago Data Center, which, we believe, represents a significant gain from our initial off-market purchase made in 2014,” stated Michael A. Seton, President of the Company. “By investing additional capital, actively managing the asset and capitalizing on the growing data center market, we were able to deliver significant shareholder value with the sale of this asset,” Mr. Seton added.

“The sale of the Chicago Data Center represents a strong initial step as we consider all avenues of liquidity for our shareholders and seek to maximize value for their investment in the Company,” stated John E. Carter, Chief Executive Officer of the Company.

Independent Advisors
Moelis & Company LLC acted as lead financial advisor to the Company, along with KeyBanc Capital Markets Inc. and SunTrust Robinson Humphrey, Inc. acting as co-advisors, and Morris, Manning & Martin, LLP serving as legal counsel to the Company.

About Carter Validus Mission Critical REIT, Inc.
Carter Validus Mission Critical REIT, Inc. is a real estate investment trust that invests in mission critical real estate assets located throughout the United States. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants. Carter Validus Mission Critical REIT, Inc. focuses its acquisitions on mission critical assets in the data center and healthcare sectors.

Media Contact
Stacy Sheedy
Marketing Manager, Carter Validus
813-316-4292
ssheedy@cvreit.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the Company’s expectations.
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